Exhibit 21

HICKOK INCORPORATED

Subsidiaries of Registrant

COMPANY NAME	STATE OF INCORPORATION

Hickok AE LLC	Ohio

CAD Enterprises, Inc.	Arizona

Hickok Operating LLC *	Ohio

Federal Hose Manufacturing LLC	Ohio

Supreme Electronics Corp.*	Mississippi

Waekon Corporation*	Ohio

*inactive